UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Oportun Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 2, 2025, Oportun Financial Corporation issued the following press release:

Oportun Issues Letter to Stockholders and Mails Definitive Proxy Materials

Highlights strong momentum in driving profitable growth and delivering stockholder value

Urges stockholders to vote “FOR” Oportun’s two highly qualified nominees — Raul Vazquez and Carlos Minetti — on the GREEN proxy card

Launches VoteForOportun.com, providing additional information for stockholders

SAN CARLOS, Calif., June 02, 2025 (GLOBE NEWSWIRE) — Oportun (Nasdaq: OPRT), a mission-driven financial services company, today issued a letter to stockholders detailing the progress Oportun’s experienced management team and Board of Directors have made in driving financial and operational performance.

The letter highlights information critical for stockholders to know ahead of Oportun’s upcoming 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including that:

•

Oportun’s decisive actions to improve credit outcomes, strengthen business economics and identify high-quality originations are yielding concrete results as reflected in the Company’s Q1 2025 performance:

•	Aggregate originations grew by nearly 40% year-over-year;

•	Adjusted operating expense ratio reached 13.3%, its second lowest ever as a public company; and

•	Strong credit metrics, including a fifth consecutive year-over-year decline in 30+ day delinquency rate.

•	The Company continues to expect 2025 adjusted EPS guidance of $1.10 to $1.30 reflecting year-over-year growth of 53% to 81%.

•

The Company’s strong momentum has translated to total stockholder returns that have significantly outperformed its peers and the broader markets year-to-date, over the last six months and over the past year.

•	Oportun’s Board is uniquely qualified to oversee continued value creation, with critical expertise in areas that are essential to Oportun’s business.

•

Findell Capital Management’s proposal to remove CEO Raul Vazquez from the Board would jeopardize the continuity, leadership and business insight needed to continue the Company’s significant progress, and would send a disruptive message to employees and stakeholders.

•

Compared to Mr. Vazquez’s proven leadership and deep understanding of Oportun’s business, Findell Capital’s nominee falls short of the necessary experience and expertise needed to effectively oversee the execution of the Company’s strategic objectives.

Oportun also recently mailed its definitive proxy materials in connection with the Annual Meeting. Stockholders of record as of May 27, 2025 are entitled to vote at the Annual Meeting, which will be held on July 18, 2025.

To ensure Oportun’s progress continues, Oportun’s Board urges stockholders to vote “FOR” Oportun’s two highly qualified nominees — Raul Vazquez and Carlos Minetti — using the GREEN proxy card or GREEN voting instruction form. The letter to stockholders, definitive proxy materials and other important information related to the Annual Meeting can be found at VoteForOportun.com.

The full text of the letter to stockholders follows:

Dear Fellow Stockholders,

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Oportun Financial Corporation (“Oportun” or the “Company”) is scheduled to be held on July 18, 2025. You have an important decision to make to support the continued execution of Oportun’s strategy to drive profitable growth and deliver stockholder value.

Enclosed you will find materials that describe Oportun’s strategy and the progress we have made to streamline the Company’s product portfolio, reduce costs and increase profitability, driven by our experienced management team and overseen by our Board of Directors (the “Board”).

We encourage you to review these materials carefully and vote today FOR each of the Company’s nominees standing for election at the Annual Meeting — Raul Vazquez and Carlos Minetti — using the enclosed GREEN proxy card.

Overview of Oportun & Our History

Over the past 19 years, Oportun has been guided by our mission: to provide inclusive, affordable financial services that empower hardworking people to build better futures.

By offering responsible credit at lower costs than typical alternatives, we serve individuals who are often overlooked and poorly served by traditional financial institutions. This has enabled us to extend over $20 billion in credit and help more than 1.3 million members build credit histories. Our strong customer loyalty is reflected in Net Promoter Scores consistently at or above 75 — well above industry norms.

To provide some background on how our strategy has evolved, we saw a compelling opportunity to extend our impact across underserved communities, deepen our relationship with our loyal members and unlock long-term value for stockholders by expanding our offerings and growing our loan portfolio from $5 million in 2009 to approximately $3 billion today. Supported by robust customer demand for holistic financial solutions as well as favorable credit and market conditions — including low inflation, interest rates, oil prices and unemployment — we embarked on our growth strategy.

We executed our growth strategy with discipline, expanding first into credit cards and then into secured personal loans before acquiring Digit in December of 2021, which added savings, investing and budgeting capabilities to our platform. We delivered strong growth and record aggregate originations in 2021, while maintaining some of the lowest net charge-off and 30+ day delinquency rates in our history.

Beginning in early 2022, however, the world changed — rapidly and unexpectedly. The war in Ukraine triggered a sharp increase in oil and energy prices, and supply chain disruptions contributed to rising and sustained inflation. The Federal Reserve began a series of rate increases to tame inflation, which led to a higher cost of capital for financial services companies. As a result, many financial services companies faced significant pressure, with some going out of business altogether.

Oportun was not immune to those headwinds. Our cost of capital increased significantly and many of our members, who typically have modest incomes and limited savings, were disproportionately affected by rising inflation and a higher cost of living, which impacted their ability to repay loans.

Our Response to Significant Macroeconomic Disruption

The management team and Board determined that our growth-focused strategy was no longer prudent under those economic conditions and took action to reposition the Company. We responded swiftly by shifting our focus from growth to profitability and predictability, realigning our business around our core strengths.

After initially tightening credit in the third quarter of 2021, we proactively announced further significant credit actions during our second quarter 2022 earnings call — despite meeting or exceeding all guidance metrics, including credit. We also announced our intention to significantly reduce operating expense growth to flat in the second half of 2022 compared to the first.

We continued to tighten credit in subsequent quarters, leading to an approximately 600 basis point reduction in first quarter 2025 losses for recent loan vintages compared to early 2022 vintages. We also took decisive steps to reduce our cost structure, including four reductions-in-force and targeted operational streamlining. Those initiatives — which also included non-personnel expense cuts, the exit of capital-intensive products and the sale of our credit card portfolio — eliminated approximately $240 million in annualized expenses.

Today, Oportun is focused on three strategic priorities to drive sustainable, profitable growth:

•	Improving credit outcomes

•	Strengthening business economics

•	Identifying high-quality originations

Our Business Transformation is Yielding Measurable Results

While we recognize that there is more work to do, our team is executing well. Our progress across each of our strategic priorities is evident in our recent financial results.

During the first quarter of 2025, we grew aggregate originations by nearly 40% year-over-year while delivering strong credit metrics, including our fifth consecutive year-over-year decline in 30+ day delinquency rate. Our adjusted operating expense ratio of 13.3% was also our second lowest ever as a public company, underscoring our ongoing focus on expense discipline.

Supported by a more efficient cost structure and improved credit performance, we believe Oportun is well-positioned to deliver strong financial results in 2025. We continue to expect 2025 adjusted EPS guidance of $1.10 to $1.30 reflecting year-over-year growth of 53% to 81%.

The market has recognized our progress: our total stockholder returns have significantly outperformed our peers and the broader markets year-to-date, over the last six months and over the past year.

Today, Oportun is stronger, more resilient and more focused than it was three years ago. We are confident in our ability to deliver sustainable, profitable growth going forward.

Our Board & Governance

At this year’s Annual Meeting, Oportun is nominating two candidates for election to the Board: Raul Vazquez, Oportun’s CEO, and Carlos Minetti, one of our independent directors.

As Oportun’s CEO, Mr. Vazquez has unique insight into the day-to-day operation of our business and has been instrumental in leading Oportun through its transformation as well as through several credit and economic cycles. As a significant stockholder, his interests are strongly aligned with those of our investors, reinforcing his commitment to long-term success.

Mr. Minetti is one of the Board’s newest directors, having been appointed in February 2024. He has more than 35 years of experience in the financial services industry, including expertise in consumer lending and credit risk. He has held leadership roles at companies like Stripe, Discover and American Express.

If elected, Mr. Vazquez and Mr. Minetti will serve alongside the Company’s six other directors, each of whom has played an important role in overseeing our progress. These directors bring critical expertise in areas that are essential to our business, including financial services, credit risk, consumer lending, government regulation, capital markets and technology.

In addition to the election of directors, stockholders can also vote at this year’s Annual Meeting on proposals to amend the Company’s governing documents to declassify the Board and allow stockholders to amend and approve amendments to our governing documents with a simple majority vote. These two proposals reflect our ongoing commitment to effective oversight and governance and, if approved, would enhance stockholder rights and strengthen accountability.

This Year’s Annual Meeting

Despite the meaningful progress we have made, one of our stockholders, Findell Capital Management, LLC (together with its affiliates, “Findell”) is once again pursuing a proxy contest, this time seeking to remove our CEO from the Board and replace him with its own candidate.

Over the last several years, we have engaged extensively with Findell in good faith. Since the beginning of 2023, members of the Board and management team have had dozens of interactions with Findell’s principal to understand his perspective and explore areas for alignment.

We have objectively considered Findell’s suggestions and embraced more than a few of its recommendations, including recently when we determined to reduce the size of the Board and appoint a new Lead Independent Director after the Annual Meeting. We have also independently undertaken initiatives consistent with Findell’s feedback, including reducing expenses, streamlining our business and enhancing our corporate governance profile.

We do not believe Findell’s nominee is a suitable replacement for Mr. Vazquez. Removing our CEO from the Board would jeopardize the continuity, leadership and business insight we need to continue the significant progress we’ve made, and would send a disruptive message to our employees and other stakeholders.

Thank you for your support and investment in Oportun as we continue to work to create value on behalf of all stakeholders.

Sincerely,

The Oportun Financial Corporation Board of Directors

Your Vote Is Important!

Please vote on the GREEN proxy card “FOR” the Company’s two nominees, and “WITHHOLD” on Findell’s candidate, using one of the following options:

•	Online — Follow the instructions set forth on the enclosed GREEN proxy card to vote via the Internet,

•	Phone — Follow the instructions set forth on the enclosed GREEN proxy card to vote by telephone, or

•	Mail — Mark, sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided.

Remember, please discard and do not sign any white Findell proxy card. If you have already voted using a white proxy card, you may cancel that vote simply by voting again using the Company’s GREEN proxy card. Only your latest-dated vote will count!

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:

(877) 800-5195 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.3 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements”. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this communication, including statements as to our future performance, financial position and our strategic initiatives, and the Annual Meeting, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, financial trends and risks and uncertainties that we believe may affect our business, financial condition and results of operations. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K for the year ended December 31, 2024, as well as our subsequent filings with the SEC. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This communication includes the presentation and discussion of certain financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

Adjusted Net Income is a non-GAAP financial measure defined as net income adjusted to eliminate the effect of certain items. We believe that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

Adjusted Earnings (Loss) Per Share is a non-GAAP financial measure defined as Adjusted Net Income divided by weighted average diluted shares outstanding. We believe Adjusted Earnings (Loss) Per Share is an important measure because it allows management, investors and our Board of Directors to evaluate the operating results, operating trends and profitability of the business in relation to diluted adjusted weighted-average shares outstanding.

Adjusted Operating Expense is a non-GAAP financial measure defined as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, and debt amendment costs related to our corporate financing facility. We believe Adjusted Operating Expense is an important measure because it allows management, investors and our Board of Directors to evaluate and compare our operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges.

Adjusted Operating Expense Ratio is a non-GAAP financial measure defined as Adjusted Operating Expense divided by Average Daily Principal Balance. We believe Adjusted Operating Expense Ratio is an important measure because it allows management, investors and our Board of Directors to evaluate how efficiently we are managing costs relative to revenue and Average Daily Principal Balance.

See below for a reconciliation of the 2025 non-GAAP figures provided in this document to the corresponding GAAP figure:

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in millions, unaudited)

	Three Months Ended March 31,
Adjusted Operating Expense Ratio	2025	2024
OpEx Ratio	13.9%	15.5%

Total Operating Expense	$92.7	$109.6
Adjustments:
Stock-based compensation expense	(2.8)	(4.0)
Workforce optimization expenses	0.1	(0.8)
Other non-recurring charges	(1.0)	(3.1)

Total Adjusted Operating Expense	$88.9	$101.7

Average Daily Principal Balance	$2,705.2	$2,851.7

Adjusted OpEx Ratio	13.3%	14.3%

Note: Numbers may not foot or cross-foot due to rounding.

RECONCILIATION OF FORWARD-LOOKING NON-GAAP FINANCIAL MEASURES

(in millions, unaudited)

	FY 2025
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$23.2	$33.4
Adjustments:
Income tax expense (benefit)	6.3	9.0
Stock-based compensation expense	13.7	13.7

	FY 2025
Adjusted Net Income and Adjusted EPS	Low	High
Other non-recurring charges	6.0	6.0
Mark-to-market adjustment on ABS notes	23.5	23.5

Adjusted income before taxes	$72.6	$85.6
Normalized income tax expense	19.6	23.1

Adjusted Net Income	$53.0	$62.5

Diluted weighted-average common shares outstanding	48.0	48.0

Diluted earnings per share	$0.48	$0.70
Adjusted Earnings Per Share	$1.10	$1.30

Note: Numbers may not foot or cross-foot due to rounding.

This non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. We are unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for corresponding GAAP measures without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

Investor Contact

Dorian Hare

(650) 590-4323

ir@oportun.com

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf / Jonathan Kovacs

(212) 750-5833

Media Contact

FGS Global

John Christiansen / Bryan Locke

Oportun@fgsglobal.com